Exhibit 2.1


                        SHARE EXCHANGE AGREEMENT

    THIS SHARE EXCHANGE AGREEMENT, (hereinafter the "Agreement") is made and entered into this 5th day of November 2003 by and between Cementitious Materials, Inc., formerly known as American Thorium, Inc., a Nevada corporation (hereinafter "ATI"); Cementitious Material Technologies, Inc., a Nevada corporation (hereinafter "Cementitious"); and the shareholders of Cementitious (hereinafter "Shareholders").

                                RECITALS

    WHEREAS, ATI desires to acquire all of the issued and outstanding shares of Cementitious capital stock solely in exchange for 4,947,000 shares of authorized but previously unissued ATI common stock, par value $.001 per share, on a one-to-one ratio pursuant to the applicable laws of the State of Nevada;

    WHEREAS, in consideration for certain services related to the negotiation and execution of this Agreement and the transactions contemplated hereby, ATI and Cementitious have agreed that an aggregate of 4,553,000 shares of authorized but previously unissued ATI common stock are to be issued to four individuals as described in Section 6.6 below;

    WHEREAS, the respective boards of directors of ATI and Cementitious have approved and adopted this Agreement and it is the intent of the parties hereto that the transactions contemplated hereby be structured so as to qualify as a tax-free exchange under Subchapter C of the Internal Revenue Code of 1986, as amended (the "IRC"), and the provisions of this Agreement will be interpreted in a manner consistent with this intent; and

    WHEREAS, the Shareholders of Cementitious signatory to this Agreement desire to exchange all of their shares of Cementitious capital stock solely for shares of ATI common stock in the respective amounts set forth herein.

    NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

                               ARTICLE  I
                   ACQUISITION AND EXCHANGE OF SHARES

SECTION 1.1. The Agreement. The parties hereby agree that ATI will acquire all of the issued and outstanding shares of Cementitious common stock ("Cementitious capital stock") solely in exchange for 4,947,000 shares of authorized but previously unissued ATI common stock, par value $.001 per share, post-split as set forth in Section 1.4 below, on a one-to-one ratio. The parties hereto agree that at the Closing of this Agreement as hereinafter defined: (i) Cementitious will become a wholly-owned subsidiary of ATI subject to the conditions and provisions of Section 1.5 hereof; (ii) the management and business operations of ATI will be reorganized; and (iii) the name of ATI will have been changed to Cementitious Materials, Inc.

SECTION  1.2.  Exchange of Shares.

    (a) Upon the Closing of this Agreement, ATI will cause to be issued and held for delivery to the Shareholders or their designees, stock certificates representing an aggregate of 4,947,000 shares of ATI common stock (the "ATI shares"), solely in exchange for all the issued and outstanding shares of Cementitious capital stock on a one-to-one ratio, which shares will be delivered to ATI at the Closing.

    (b) The ATI shares to be issued hereunder will be authorized, but previously unissued shares of ATI common stock. The ATI shares will be issued to the Shareholders in the respective amounts set forth in Schedule
    1.2 annexed hereto and, by this reference, made a part hereof.

    (c) All ATI shares to be issued hereunder are deemed "restricted securities" as defined by Rule 144 of the Securities Act of 1933 (the "1933 Act"), and each recipient will represent in writing that he or she is acquiring said shares for investment purposes only and without the intent to make a further distribution of the shares. All ATI shares to be issued under the terms of this Agreement will be issued pursuant to an exemption from the registration requirements of the 1933 Act, under
    Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder. Certificates representing the ATI shares to be issued hereunder will bear a restrictive legend in substantially the following form:

       The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold or otherwise transferred except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

SECTION 1.3. Closing. The closing of this Agreement and the transactions contemplated hereby (the "Closing") will take place at a date and time (the "Closing Date") and place to be mutually agreed upon by the parties hereto, and will be subject to the provisions of Article X of this Agreement. At the
Closing:

     (a) Cementitious will deliver to ATI stock certificates representing one hundred percent (100%) of the issued and outstanding shares of Cementitious capital stock of the Shareholders, duly endorsed, so as to make ATI the holder thereof, free and clear of all claims and encumbrances;

     (b) ATI will deliver to the Shareholders, stock certificates representing an aggregate of 4,947,000 shares of ATI common stock, which certificates will bear a standard restrictive legend in the form customarily used with restricted securities and as set forth in Section 1.2(c) above;

     (c) ATI will deliver an Officer's Certificate as described in Sections 9.1, 9.2 and 9.4 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth herein by ATI are true and correct as of, or have been fully performed and complied with by, the Closing Date;

     (d) Cementitious will deliver an Officer's Certificate as described in Sections 8.1, 8.2 and 8.4 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth herein by Cementitious are rue and correct as of, or have been fully performed and complied with by, the Closing Date; and

     (e) The current ATI Board of Directors will appoint four new members to the ATI Board as directed by Cementitious, and immediately thereafter, H. Deworth Williams will resign as a director and executive officer of ATI.

SECTION  1.4.  Ratification by Board of Directors and by Written Consent of
Shareholders.    In anticipation of this Agreement, ATI has taken all
necessary and requisite action to call for and hold a Special Meeting of its Board of Directors, and to obtain the written consent of at least a majority of its shareholders, as applicable, in order to transact the following business:

     (a) To ratify the proposal to effect a one (1) share for four (4) shares reverse stock split of ATI's issued and outstanding shares of common stock, which shall also change ATI's authorized capitalization from 50,000,000 shares of common stock to 12,500,000 shares;

     (b)    To ratify this Agreement and all transactions contemplated hereby;
     and

     (c) To ratify the proposed amendment to ATI's Articles of Incorporation to change the corporate name to Cementitious Materials, Inc.

SECTION 1.5. Consummation of Transaction. If at the Closing, no condition exists which would permit any of the parties to terminate this Agreement, or a condition then exists and the party entitled to terminate because of that condition elects not to do so, then the transactions herein contemplated will be consummated upon such date, and then and thereupon, ATI will file any additional necessary documents that may be required by the State of Nevada.


                              ARTICLE  II
                 REPRESENTATIONS AND WARRANTIES OF ATI

    ATI hereby represents, warrants and agrees that:

SECTION 2.1. Organization, Good Standing and Corporate Power of ATI. ATI is a corporation duly organized, validly existing and presently in good standing under the laws of the State of Nevada, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification is necessary, and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged. There are no corporations or other entities with respect to which (a) ATI owns any of the outstanding stock or other interest, or (b) ATI may be deemed to be in control because of factors or relationships other than the quantity of stock or other interest owned.
SECTION 2.2. Capitalization of ATI. As a result of the reverse stock split referenced above in Section 1.4(a) effective as of October 21, 2003, the authorized capital stock of ATI consists of 12,500,000 shares of common stock, par value $.001 per share, of which 500,042 shares are issued and outstanding. All shares of ATI common stock currently issued and outstanding have been duly authorized, validly issued and are fully paid and non-assessable. There are no preemptive rights, or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, agreements or commitments of any character obligating ATI to issue any shares of its capital stock or any security representing the right to acquire, purchase or otherwise receive any such stock. The ATI Shares to be issued pursuant to this Agreement, when so issued, will be duly authorized, validly issued, fully paid and non-assessable.

SECTION 2.3. Charter Documents. Certified copies of the ATI Articles of Incorporation and By-Laws and all amendments thereto, have been or will be made available to Cementitious prior to the Closing.

SECTION 2.4. Corporate Documents. The most recent ATI shareholders' list and corporate minute books, which have been made available to Cementitious, are complete and accurate as of the date hereof, and the corporate minute books contain the recorded minutes of all corporate meetings of shareholders and directors. There are no shareholder agreements, voting agreements, registration right agreements or other such agreement among ATI's shareholders or with ATI.

SECTION 2.5. Financial Statements. ATI's financial statements for the periods ended December 31, 2002 and June 30, 2003, copies of which are annexed hereto as Schedule 2.5 and, by this reference, made a part hereof, are true and complete in all material respects, having been prepared in accordance with generally accepted accounting principles applied on a consistent basis for the periods covered by such statements, and fairly present, in accordance with generally accepted accounting principles, the financial condition of ATI and results of its operations for the periods covered thereby. Except as otherwise disclosed to Cementitious in writing and as set forth herein and in Schedule 2.5, and other than according to the ordinary and usual course of ATI's business consistent with such practice,
(a) ATI has not engaged in any material transaction since the date of its financial statements, and (b) there has not been any material adverse change in the business operations, assets, properties, prospects or condition (financial or otherwise) of ATI, taken as a whole, from that reflected in the financial statements referred to in this Section 2.5.

SECTION 2.6. Litigation. There is no material litigation, arbitration, proceeding or investigation pending or threatened to which ATI is a party or which may result in any material adverse change in the business or condition, financial or otherwise, of ATI or in any of its properties or assets, or which might result in any liability on the part of ATI, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement and, to the best knowledge of ATI, there is no basis for any such litigation, arbitration, proceeding or investigation.

SECTION 2.7. Corporate Authority. ATI has all requisite corporate power and authority and has taken all corporate actions necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated herein, subject to approval of this Agreement by its Board of Directors and by the unanimous written consent of its shareholders. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by ATI with the provisions hereof will not:

     (a) Conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ATI under, any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of ATI, or any note, bond, mortgage, indenture, license, lease, agreement or any instrument or obligation to which ATI is a party or by which it is bound; or

     (b) Violate any order, writ, injunction, decree, statute, rule or regulation applicable to ATI or any of its properties or assets. Assuming due execution and delivery by the parties hereto, this Agreement is the valid and binding agreement of ATI enforceable against ATI in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy laws or creditors' rights generally or by general principles of equity.

SECTION 2.8. SEC Documents; Undisclosed Liabilities. Other than as referenced by an attachment hereto, since June 30, 2003 ATI has filed with the Securities and Exchange Commission ("SEC") on a timely basis all reports, schedules, forms, statements and other documents (including schedules and all other information incorporated therein) required to be filed under the Securities Act and the Securities and Exchange Act of 1934 (the "1934 Act") (collectively the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. The ATI financial statements included in the SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

SECTION 2.9. Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or thereby, and except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement, since June 30, 2003 ATI has conducted its business only in the ordinary course, and there has not been
(i) any event or occurrence which could have a material adverse effect on ATI's business or assets, (ii) except insofar as may have been or required by a change in GAAP, any change in accounting methods, principles or practices by ATI materially affecting its assets, liabilities or business or (iii) any tax election that individually or in the aggregate could reasonably be expected to have a material adverse effect on ATI's business or assets, or any of its tax attributes or any settlement or compromise of any material income tax liability.

                             ARTICLE  III
                           COVENANTS OF ATI

SECTION 3.1. Conduct Prior to the Closing. ATI covenants and agrees as to itself that, after the date hereof and prior to the Closing, unless Cementitious will otherwise approve in writing, which approval will not be unreasonably withheld:

     (a) Except within the regular course of business and for the transactions contemplated by this Agreement, ATI will not enter into any material agreement, contract or commitment, whether written or oral, or engage in any substantive transaction;

     (b) ATI will not declare, set aside or pay any dividends or distributions payable in cash, stock or property, in respect of its capital stock;

     (c) ATI will not amend its Articles of Incorporation or By-Laws, except as set forth in Section 1.4 above or except for any amendment which will not hinder, delay or make more costly to Cementitious the transactions contemplated by this Agreement;

     (d) ATI will not authorize, issue, sell, purchase or redeem or repurchase any shares of its capital stock or any options, rights or other securities convertible, exchangeable or exercisable for any shares of its capital stock, except as set forth in Section 1.2 above; and

     (e) ATI will grant to Cementitious and its counsel, accountants and other representatives, full access during normal business hours during the period prior to the Closing, to all its respective properties, books, contracts, commitments and records and, during such period, furnish promptly to Cementitious and such representatives all information relating to ATI as Cementitious may reasonably request and will extend to Cementitious the opportunity to meet with ATI's accountants and attorneys to discuss the financial condition of ATI.

SECTION 3.2. Affirmative Covenants. Prior to Closing, ATI will do the following:

     (a) Use its best efforts to accomplish all actions necessary to consummate this Agreement, including satisfaction of all conditions contained in this Agreement;

     (b) Promptly notify Cementitious in writing of any material adverse change in the financial condition, business, operations or key personnel of ATI, any threatened material litigation or investigation, any breach of its representations or warranties contained herein, and any material contract, agreement, license or other agreement which, if in effect on the date of this Agreement, should have been included in this Agreement or in a schedule annexed hereto and made a part hereof;

     (c) Reserve, and promptly after the Closing, issue and deliver to the Shareholders and/or their designees, the number of shares of ATI common stock required hereunder; and

     (d) Take any and all other necessary and requisite corporate actions to accomplish the transactions anticipated by this Agreement.


                                ARTICLE IV
        REPRESENTATIONS AND WARRANTIES OF CEMENTITIOUS AND SHAREHOLDERS

    Cementitious and Shareholders hereby represent, warrant and agree that:

SECTION 4.1. Organization, Good Standing and Corporate Power of Cementitious. Cementitious is a corporation duly organized, validly existing and presently in good standing under the laws of the State of Nevada, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification is necessary, and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged. Except as set forth in
Schedule 4.1, are no corporations or other entities with respect to which (a) Cementitious owns any of the outstanding stock or other interest, or (b) Cementitious may be deemed to be in control because of factors or relationships other that the quantity of stock or other interest owned.

SECTION 4.2. Charter Documents. Complete and correct copies of the Articles of Incorporation and By-Laws of Cementitious and all amendments thereto, have been or will be made available to ATI prior to the Closing.

SECTION 4.3. Financial Statements / Assets and Liabilities. Cementitious will not provide any financial statements pursuant to the understanding of the parties to this Agreement.

SECTION 4.4. Litigation. There is no material litigation, arbitration, proceeding or investigation pending or threatened to which Cementitious is a party or which may result in any material change in the business or condition, financial or otherwise, of Cementitious or in any of its properties or assets, or which if determined against Cementitious, would have a material adverse effect against Cementitious, or which might result in any liability on the part of Cementitious, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of Cementitious, there is no basis for any such litigation, arbitration, proceeding or investigation.

SECTION 4.5. Patents, Trade Names and Rights. Schedule 4.5 contains a complete list of all patents, trademarks and service marks and all trademark, service mark and copyright registrations, patent applications and licenses owned or held by Cementitious. Cementitious has no knowledge of any facts and nothing has come to its attention that would lead it to believe that Cementitious has infringed, misappropriated, or is infringing upon any trademark, copyright, patent or other similar right of any person. No claim relating thereto is pending or, to the knowledge of Cementitious, is threatened.

SECTION 4.6. Authority. Cementitious and its Shareholders representing no less than one hundred percent (100%) of the issued and outstanding shares of Cementitious capital stock of record, have approved this Agreement and duly authorized the execution and delivery hereof. Cementitious has full power, authority and legal right to enter into this Agreement on behalf of Cementitious, to consummate the transactions contemplated hereby, and to take all corporate action necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Cementitious with the provisions hereof will not (a) conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cementitious under, any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Cementitious, or any note, bond, mortgage, indenture, license, agreement or any instrument or obligation to which Cementitious is party or by which it is bound; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cementitious or any of its properties or assets. Assuming due execution and delivery by the parties hereto, this Agreement represents the valid and binding agreement of Cementitious enforceable against Cementitious in accordance with its respective term, except as such enforceability may limited by applicable bankruptcy laws or creditors' rights generally or by general principles or equity.

SECTION 4.7. Legal Proceedings and History. Other than as referenced by an attachment hereto, Cementitious represents that no officer, director or affiliate of Cementitious, will have been, within the past five years; a party to any bankruptcy petition against such person or against any business of which such person was affiliated; convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses; subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or found by a court of competent jurisdiction in a civil action, by the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

SECTION 4.8. Ownership of Shares. Shareholders representing not less than one hundred percent (100%) of the Cementitious capital stock currently issued and outstanding and which stock is to be transferred to ATI under this Agreement, have full power and authority to transfer such shares of Cementitious capital stock to ATI hereunder, and such shares are free and clear of any liens, charges, mortgages, pledges or encumbrances and such shares are not subject to any claims as to the ownership thereof, or any rights, powers or interest therein, by any third party.

SECTION 4.9. Investment Purpose . Cementitious and Shareholders represent that the recipients of the ATI shares hereunder are acquiring the shares for investment purposes only and acknowledges that the ATI shares issued hereunder are "restricted securities" and may not be sold, traded or otherwise transferred without registration under the 1933 Act or exemption therefrom.

SECTION 4.10. Full Disclosure. None of the representations and warranties made by Cementitious herein, or in any schedule, certificate or memorandum furnished or to be furnished by Cementitious, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.

                               ARTICLE  V
                       COVENANTS OF CEMENTITIOUS

SECTION 5.1. Conduct Prior to the Closing. Cementitious covenants and agrees that after the date hereof and prior to the Closing, unless ATI will otherwise approve in writing, which approval will not be unreasonably withheld:

     (a) Cementitious will not declare, set aside or pay any dividends or distributions payable in cash, stock or property, in respect of its capital stock;

     (b) Cementitious will not amend its Articles of Incorporation or By-Laws, except for any amendment which will not hinder, delay or make more costly to ATI the transactions contemplated by this Agreement;

     (c) Cementitious will comply with all requirements which federal or state law may impose on it with respect to this Agreement and the transactions contemplated hereby, and will promptly cooperate with and furnish written information to ATI in connection with any such requirements imposed upon the parties hereto in connection therewith;

     (d) Except within the regular course of business, Cementitious will not incur any indebtedness for money borrowed, issue or sell any debt securities, incur or suffer to be incurred any liability or obligation of any nature whatsoever, cause or permit any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount or enter into any other transaction, except to comply with the terms of this Agreement; and

     (e) Cementitious will grant to ATI and its counsel, accountants and other representatives, full access during normal business hours during the period prior to the Closing to all its respective properties, books, contracts, commitments and records and, during such period, furnish promptly to ATI and such representatives all information relating to Cementitious as ATI may reasonably request, and will extend to ATI the opportunity to meet with Cementitious's accountants and attorneys to discuss the financial condition of Cementitious.

SECTION 5.2. Affirmative Covenants. Prior to Closing, Cementitious will do the following:

     (a) Use its best efforts to accomplish all actions necessary to consummate this Agreement, including satisfaction of all the conditions contained in this Agreement; and

     (b) Promptly notify ATI in writing of any materially adverse change in the financial condition, business, operations or key personnel of Cementitious, any breach of its representations or warranties contained herein, and any material contract, agreement, license or other agreement which, if in effect on the date of this Agreement, should have been included in this Agreement.


                                 ARTICLE  VI
                           ADDITIONAL AGREEMENTS

SECTION 6.1. Expenses. Whether or not the transactions contemplated in this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, will be paid by the party incurring such expense or as otherwise agreed to herein.

SECTION 6.2. Brokers and Finders. Each of the parties hereto represents, as to itself, that no agent, broker, investment banker or firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except as may be otherwise set forth herein or by separate document.

SECTION 6.3. Necessary Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper executive officers and/or directors of ATI or Cementitious, as the case may be, will take all such necessary action.

SECTION  6.4.  Indemnification.

     (a) ATI will indemnify and hold harmless Cementitious and Shareholders from and against all loss, damage or expense (including reasonable attorneys' fees) caused by or arising out of (i) any breach or default in the performance by ATI of any covenant or agreement of ATI contained in this Agreement, (ii) any breach of warranty or inaccurate or erroneous representation made by ATI herein or in any certificate or other instrument delivered by or on behalf of the ATI pursuant hereto and (iii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to the foregoing.

     (b) Cementitious and Shareholders will indemnify and hold harmless ATI from and against all loss, damage or expense (including reasonable attorneys' fees) caused by or arising out of (i) any breach or default in the performance by Cementitious and/or Shareholders of any covenant or agreement of Cementitious and/or Shareholders contained in this Agreement,
     (ii) any breach of warranty or inaccurate or erroneous representation made by Cementitious and/or Shareholders herein or in any certificate or other instrument delivered by or on behalf of the Cementitious and/or Shareholders pursuant hereto and (iii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to the foregoing.

SECTION 6.5. Confidentiality. All parties hereto agree to keep confidential this Agreement and all information and documents relating to this Agreement until such time as the Agreement and the transactions contemplated hereunder are made public by means of an appropriate press release or by any other means reasonably assured to make such information publicly available.

SECTION 6.6. Issuance of Shares for Services. In connection with the negotiation and execution of this Agreement and the fulfillment of the transactions contemplated hereby, H. Deworth Williams, Edward F. Cowle, Geoff Williams and Kyle Jones have performed various services, for which the parties hereto agree that the aforementioned persons are being compensated by issuing to them an aggregate of 4,553,000 shares of authorized, but previously unissued ATI common stock in the respective amounts set forth in
Schedule 6.5 annexed hereto and, by this reference, made a part hereof.. The shares referenced in this Section are deemed to be restricted securities and will be delivered at the Closing.

                                ARTICLE  VII
                  CONDITIONS TO OBLIGATIONS OF THE PARTIES

    The respective obligations of each party to this Agreement are subject to the fulfillment, satisfaction or waiver at or prior to the Closing of each of the following conditions:

SECTION 7.1. Legal Action. No federal or state court or other governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, preliminary or permanent injunction or other order that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an "Order"), and no governmental entity will have instituted any proceeding or formally threatened to institute any proceeding seeking any such Order and such proceeding or threat remains unresolved.

SECTION 7.2. Absence of Termination. The obligations to consummate the transactions contemplated hereby will not have been canceled pursuant to
Article X hereof.

SECTION 7.3. Required Approvals. ATI and Cementitious will have received all such approvals, consents, authorizations or modifications as may be required to permit the performance by ATI and Cementitious of the respective obligations under this Agreement, and the consummation of the transactions herein contemplated, whether from governmental authorities or other persons, and ATI and Cementitious will each have received any and all permits and approvals from any regulatory authority having jurisdiction required for the lawful consummation of this Agreement.

SECTION 7.4. Blue Sky Compliance. There will have been obtained any and all permits, approvals and consents of the Securities or "Blue Sky" Commissions of any jurisdictions, and of any other governmental body or agency, which counsel for ATI may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement may be in compliance with all applicable laws.


                              ARTICLE  VIII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF ATI

    All obligations of ATI under this Agreement are subject to the fulfillment and satisfaction by Cementitious and Shareholders prior to or at the time of the Closing, of each of the following conditions, any one or more of which may be waived by ATI.

SECTION 8.1. Representations and Warranties True at the Closing. All representations and warranties of Cementitious and Shareholders contained in this Agreement will be true and correct in all material respects as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the time of the Closing as though made on and as of the Closing, and Cementitious will have delivered to ATI a closing certificate, dated the date of the Closing, to such effect and in the form and substance reasonably satisfactory to ATI, and signed, in the case of Cementitious, by its president and secretary.

SECTION 8.2. Performance. Each of the obligations of Cementitious to be performed on or before the Closing pursuant to the terms of this Agreement will have been duly performed at such time, and Cementitious will have delivered to ATI a closing certificate, dated the date of the Closing, to such effect and in form and substance reasonably satisfactory to ATI.

SECTION 8.3. Authority. All action required to be taken by, or on the part of Cementitious and Shareholders to authorize the execution, delivery and performance of this Agreement by Cementitious and Shareholders and the consummation of the transactions contemplated hereby, will have been duly and validly taken.

SECTION 8.4. Absence of Certain Changes or Events. There will not have occurred, since the date hereof, any adverse change in the business, condition, (financial or otherwise), assets or liabilities of Cementitious, or any event or condition of any character adversely affecting Cementitious, and Cementitious will have delivered to ATI, a closing certificate, dated the date of the Closing, to such effect and in form and substance reasonably satisfactory to ATI and signed, in the case of Cementitious, by its president and secretary.

SECTION 8.5. Acceptance by Cementitious Shareholders . The holders of record as of the Closing of an aggregate of not less than one hundred percent (100%) of the issued and outstanding shares of capital stock of Cementitious will have agreed to exchange their shares for the ATI shares specified herein.

                              ARTICLE  IX
    CONDITIONS PRECEDENT TO OBLIGATIONS OF CEMENTITIOUS AND SHAREHOLDERS

    All obligations of Cementitious and Shareholders under this Agreement are subject to the fulfillment and satisfaction by ATI, prior to or at the time of Closing, of each of the following conditions, any one or more of which may be waived by Cementitious.

SECTION 9.1. Representations and Warranties True at the Closing. All representations and warranties of ATI contained in this Agreement will be true and correct in all material respects as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the time of the Closing as though made on and as of the Closing, and ATI will have delivered to Cementitious a certificate, dated the date of the Closing, to such effect and in the form and substance reasonably satisfactory to Cementitious, and signed, in the case of ATI, by its president and secretary.

SECTION 9.2. Performance. Each of the obligations of ATI to be performed on or before the Closing pursuant to the terms of this Agreement will have been duly performed at the time of the Closing, and ATI will have delivered to Cementitious a closing certificate, dated the date of the Closing, to such effect and in form and substance reasonably satisfactory to Cementitious, and signed, in the case of ATI, by its president and secretary.

SECTION 9.3. Authority. All action required to be taken by, or on the part of ATI, to authorize the execution, delivery and performance of this Agreement by ATI, and the consummation of the transactions contemplated hereby will be duly and validly taken.

SECTION 9.4. Absence of Certain Changes or Events. There will not have occurred, since the date hereof, any adverse change in the business, condition, (financial or otherwise), assets or liabilities of ATI or any event or condition of any character adversely affecting ATI and ATI will have delivered to Cementitious, a closing certificate, dated the date of the Closing, to such effect and in form and substance reasonably satisfactory to Cementitious and signed, in the case of ATI by its president and secretary.

SECTION 9.5. Action by ATI and its Shareholders. Prior to the Closing of this Agreement, ATI and its shareholders will have approved, if required, this Agreement, the reverse stock split, the amendments to the Articles of Incorporation to change ATI's corporate name, and all other actions set forth in Section 1.4 above.


                              ARTICLE  X
                             TERMINATION

SECTION 10.1. Termination. Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned and/or rescinded:

     (a) By mutual written agreement of all the parties hereto at any time, whether before or after the approval of this Agreement by the respective parties;

     (b) By the board of directors of ATI at any time prior to the Closing if:

        (i) a condition to ATI's performance under this Agreement or a covenant of Cementitious and/or Shareholders contained herein will not be fulfilled on or before the time of the Closing or at such other time and date specified for the fulfillment for such covenant or condition;

       (ii) a material default or breach of this Agreement will be made by Cementitious and or Shareholders; or

      (iii) the Closing will not have taken place on or prior to December 31, 2003.

     (c) By the board of directors of Cementitious at any time prior to the Closing if:

        (i) a condition to Cementitious' and Shareholders' performance under this Agreement or a covenant of ATI contained in this Agreement will not be fulfilled on or before the Closing or at such other time and date specified for the fulfillment of such covenant or conditions;

       (ii) a material default or breach of this Agreement will be made by ATI; or

      (iii) the Closing will not have taken place on or prior to December 31, 2003.

SECTION 10.2. Effect of Termination. If this Agreement is terminated, this Agreement, except as to Section 11.1 and Section 11.2, will become void and of no further effect and there will be no liability on the part of any party hereto or any of its respective directors, officers, employees, agents, shareholders, legal, accounting and financial advisors or other representatives; provided however, that in the case of a termination pursuant to Sections 10.1(b)(i) or (ii) or 10.1(c)(i) or (ii) hereof, the damages which the aggrieved party or parties may recover from the defaulting party or parties will in no event exceed the amount of out-of-pocket costs and expenses actually incurred by such aggrieved party or parties in connection with this Agreement, and no party to this Agreement will be entitled to any injunctive relief. It is further agreed to by the parties hereto that upon the termination of this Agreement pursuant to Section 10.1 above, all shares of ATI common stock (ATI shares) issued hereunder will be returned to ATI to be canceled on its stock ledger and, in the event such ATI shares are not returned to ATI, ATI will have the absolute right to immediately proceed with the cancellation of the ATI shares without having possession thereof.


                                ARTICLE  XI
                               MISCELLANEOUS

SECTION 11.1. Cost and Expenses. All costs and expenses incurred in connection with this Agreement will be paid by the party incurring such expenses. In the event of any termination of this Agreement pursuant to
Section 10.1, subject to the provisions of Section 10.2, ATI and Cementitious will each bear their own respective expenses.

SECTION 11.2. Extension of Time: Waivers. At any time prior to the Closing date:

     (a) ATI may (i) extend the time for the performance of any of the obligations or other acts of Cementitious and/or Shareholders, (ii) waive any inaccuracies in the representations and warranties of Cementitious and/or Shareholders contained herein or in any document delivered pursuant hereto by Cementitious and/or Shareholders, and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by Cementitious and/or Shareholders. Any agreement on the part of ATI to any such extension or waiver will be valid only if set forth in an instrument, in writing, signed on behalf of ATI;

     (b) Cementitious may (i) extend the time for the performance of any of the obligations or other acts of ATI, (ii) waive any inaccuracies in the representations and warranties of ATI contained herein or in any document delivered pursuant hereto by ATI and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by ATI. Any agreement on the part of Cementitious and to any such extension or waiver will be valid only if set forth in an instrument, in writing, signed on behalf of Cementitious.

SECTION 11.3. Notices. Any notice to any party hereto pursuant to this Agreement will be in writing and given by Certified or Registered Mail or by facsimile, addressed as follows:

    Cementitious Materials, Inc.       Cementitious Material Technologies, Inc.
    56 West 400 South, Suite 220          Kyle Jones
    Salt Lake City, Utah 84101            4770 34th Street North
    Fax: (801) 595-0967                   St. Peters Burg, FL 33714-3025
                                          Fax: (727) 525-9262
    Copy to:
    Leonard E. Neilson
    Attorney at Law
    8160 South Highland Drive, Suite 209
    Sandy, Utah 84093
    Fax: (801) 733-0808

Additional notices are to be given as to each party, at such other address as should be designated in writing complying as to delivery with the terms of this Section 11.3. All such notices will be effective when received.

SECTION 11.4. Parties in Interest. This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

SECTION 11.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all together will constitute one document. The delivery by facsimile of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

SECTION 11.6. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of any of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 11.7. Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of Nevada without regard to the conflict of law principles thereof.

SECTION 11.8. Survival of Representations and Warranties. All terms, conditions, representations and warranties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, will survive the Closing and the delivery of the ATI Shares to be issued hereunder at the Closing, regardless of any investigation made by or on behalf of any of the parties hereto.

SECTION 11.9. Assignability. This Agreement will not be assignable by operation of law or otherwise and any attempted assignment of this Agreement in violation of this subsection will be void.

SECTION 11.10. Amendment. This Agreement may be amended with the approval of the boards of directors of ATI and Cementitious at any time prior to the Closing, but no amendment will be made which substantially and adversely changes the terms hereof. This Agreement may not be amended except by an instrument, in writing, signed on behalf of each of the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

            "ATI"                                  "Cementitious"
    Cementitious Materials, Inc.       Cementitious Material Technologies, Inc.



By: _________________________________        By: ______________________________
       H Deworth Williams, President                 Kyle Jones, President
                Attest:                                            Attest:


_____________________________________            ______________________________
Edward F. Cowle, Secretary                           Kyle Jones, Secretary